Heritage-Crystal Clean, Inc. Announces Record 2021 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights:

•Net income was $18.1 million; up significantly compared to net income of $5.3 million in the fourth quarter of 2020.

•Basic earnings per share was $0.77 for the quarter, up significantly from $0.23 for the fourth quarter of 2020.

•Oil Business segment revenue of $65.8 million represents a record high compared to all previous quarters, and an increase of 60.1% from the year-ago quarter.

•Oil Business segment profit before corporate selling, general, and administrative expenses was a record $22.2 million with an operating margin of 33.7%.

•Environmental Services segment revenue was a record $103.7 million, an increase of 14.0% from the year-ago quarter.

•EBITDA for the quarter was a record $33.1 million, the fifth consecutive quarter of record-setting EBITDA.

ELGIN, IL March 2, 2022 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling and field services primarily focused on small and mid-sized customers, today announced results for the fourth quarter of fiscal 2021 and for the full fiscal year, which ended January 1, 2022.

Fourth Quarter Review

Total revenue for the fourth quarter of 2021 increased 28.4% to $169.5 million compared to $132.0 million for the same quarter of 2020. The Company's fourth quarter of fiscal 2021 was comprised of 76 working days compared to 79 working days in the fiscal fourth quarter of 2020. On a sales-per-working day basis, revenue increased approximately 33.4% compared to the prior year quarter. The increase in revenue was due to improvement in base oil pricing in our Oil Business segment along with our recovery from the negative impacts of the COVID-19 pandemic as well as continued organic and inorganic growth in our Environmental Services segment.

Operating margin increased to 26.6% from 19.8% in the fourth quarter of 2020. The increase was mainly due to an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil. Our corporate SG&A expense as a percentage of revenue decreased slightly to 12.1% from 12.3% of revenue in the fourth quarter of 2020 mainly due to higher revenue, partially offset by higher bonus accruals and share-based compensation expense.

Net income was $18.1 million, or $0.77 per diluted share, for the fourth quarter of 2021. This compares to net income of $5.3 million, or $0.23 per diluted share, in the year earlier quarter.

Fiscal 2021 Review

In 2021, we generated $515.3 million in revenue compared to prior year revenue of $406.0 million, an increase of $109.4 million, or 26.9%. The Company's 2021 fiscal year was comprised of 253 working days compared to 256 working days in fiscal 2020. On a sales-per-working day basis, revenue increased approximately 28.5% in fiscal 2021 compared to the prior year. This increase in revenue was due to the increase in base oil pricing in our Oil Business segment and our recovery from the negative impacts of the COVID-19 pandemic as well as continued organic and inorganic growth in the Environmental Services segment.

Operating margin for 2021 was 28.0% compared to 15.8% operating margin in fiscal 2020. The increase in margin was mainly due to an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil along with an increase in sales volume in our Environmental Services segment. Corporate SG&A expense for fiscal 2021 was 12.1% of revenue, compared to 12.7% of revenue in fiscal 2020.

Net income for fiscal 2021 was $60.9 million, or $2.59 per diluted share, compared to net income of $11.9 million, or $0.51 per diluted share, for fiscal 2020.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, wastewater vacuum, antifreeze recycling, and field services. The Environmental Services segment reported revenue of $103.7 million, an increase of $12.8 million, or 14.0%, during the quarter compared to the fourth quarter of fiscal 2020. The increase in revenue was mainly due to the continued increase in demand for our services compared to the prior year quarter. We experienced volume increases across the majority of service lines in the segment when compared to the fourth quarter of 2020. On a sales-per-working day basis, Environmental Services segment revenue increased approximately 18.5% compared to the prior year quarter.

Our profit before corporate SG&A expense as a percentage of revenue was 22.0% compared to 24.6% in the year ago quarter. The decline in margin was mainly due to higher transportation and disposal related expenses as well as higher container, insurance, and workers compensation expense.

During fiscal 2021, Environmental Services segment revenue increased $27.6 million, or 9.5%, compared to fiscal 2020, while our 2021 profit before corporate SG&A expense as a percentage of revenue was 23.6% compared to 22.1% in fiscal 2020.

President and CEO Brian Recatto commented, "We are excited about our strong revenue growth during the fourth quarter despite having lost more time due to the COVID-19 pandemic than in any previous fiscal quarter. We continue to battle exceptionally high cost inflation in various parts of our business and we implemented additional price increases during the first quarter of 2022 to help improve our operating margin in this segment."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the fourth quarter of fiscal 2021, Oil Business revenues increased 60.1% to $65.8 million compared to the fourth quarter of fiscal 2020. An increase in base oil prices was the main driver of the increase in revenue. On a sales-per-working day basis, our Oil Business segment revenue increased approximately 66.4% compared to the prior year quarter.

Oil Business segment operating margin improved 24.6 percentage points to 33.7% in the fourth quarter of 2021 compared to 9.1% during the same period of 2020. The higher operating margin compared to the fourth quarter of 2020 was mainly due to an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil.

Full year 2021 Oil Business segment revenue increased by $81.8 million compared to fiscal 2020, while operating margin also increased to 35.2% compared to a break even operating margin in fiscal 2020.

Recatto commented, "During the fourth quarter we continued to benefit from favorable base oil pricing conditions and we executed well in regards to used oil collection route efficiency. For the year, we are also very pleased with the improved cost performance and record base oil production at our re-refinery."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2022. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized manufacturers and other industrial businesses as well as customers in the vehicle maintenance sector. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, wastewater vacuum, waste antifreeze collection, recycling and product sales, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses as well as businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms. Through our used oil re-refining program during fiscal 2021, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2021 we recycled approximately 3.9 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2021 we recycled 2 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.5 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2021 we collected 21 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2021 we treated approximately 49 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 91 branches serving approximately 95,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, March 3, 2022 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate on the call by dialing (833) 772-0398. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 7483238.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

CONTACT
Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	January 1, 2022	January 2, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$56,269	$67,575
Accounts receivable - net	62,513	48,479
Inventory - net	29,536	24,978
Assets held for sale	1,125	2,446
Other current assets	6,773	8,005
Total current assets	156,216	151,483
Property, plant and equipment - net	166,301	153,016
Right of use assets	83,865	78,942
Equipment at customers - net	24,146	23,111
Software and intangible assets - net	45,949	19,576
Goodwill	49,695	35,541
Other Assets	692	—
Total assets	$526,864	$461,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,179	$29,663
Current portion of lease liabilities	20,146	19,198
Contract liabilities - net	2,094	1,983
Accrued salaries, wages, and benefits	8,980	6,647
Taxes payable	8,474	10,592
Other current liabilities	9,476	4,918
Total current liabilities	85,349	73,001
Lease liabilities, net of current portion	65,041	60,294
Accrued Other- Long Term	473	—
Long-term debt, less current maturities	—	29,656
Deferred income taxes	31,126	21,218
Contingent Consideration - Long Term	2,819	—
Total liabilities	$184,808	$184,169

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at 0.01 par value, 23,473,931 and 23,340,700 shares issued and outstanding at January 1, 2022 and January 2, 2021, respectively	235	233
Additional paid-in capital	204,920	201,148
Retained earnings	137,067	76,119
Accumulated other comprehensive income (loss)	(166)	—
Total equity	$342,056	$277,500
Total liabilities and stockholders' equity	$526,864	$461,669

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021

Revenues
Service	$85,394	$76,212	$262,863	$245,474
Product revenues	76,209	48,072	227,737	136,178
Rental income	7,899	7,751	24,734	24,299
Total revenues	$169,502	$132,035	$515,334	$405,951

Operating expenses
Operating costs	$118,212	$98,980	$352,796	$321,648
Selling, general, and administrative expenses	18,465	15,026	56,987	47,091
Depreciation and amortization	8,373	8,205	23,542	24,563
Other expense (income) - net	(317)	1,600	(988)	(5,365)
Operating income (loss)	24,769	8,224	82,997	18,014
Interest expense – net	226	411	933	1,252
Income (loss) before income taxes	24,543	7,813	82,064	16,762
Provision for (benefit of) income taxes	6,419	2,468	21,116	4,825
Net income (loss)	$18,124	$5,345	$60,948	$11,937

Net income (loss) per share: basic	$0.77	$0.23	$2.60	$0.51
Net income (loss) per share: diluted	$0.77	$0.23	$2.59	$0.51

Number of weighted average shares outstanding: basic	23,454	23,305	23,419	23,286
Number of weighted average shares outstanding: diluted	23,578	23,474	23,557	23,453

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands) (Unaudited)

For the Fourth Quarters Ended,

January 1, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$81,528	$3,866	$—	$85,394
Product revenues	14,268	61,941	—	76,209
Rental Income	7,862	37	—	7,899
Total revenues	$103,658	$65,844	$—	$169,502
Operating expenses
Operating costs	77,241	40,971	—	118,212
Operating depreciation and amortization	3,622	2,653	—	6,275
Profit (loss) before corporate selling, general, and administrative expenses	$22,795	$22,220	$—	$45,015
Selling, general, and administrative expenses			18,465	18,465
Depreciation and amortization from SG&A			2,098	2,098
Total selling, general, and administrative expenses			$20,563	$20,563
Other income - net			(317)	(317)
Operating income				24,769
Interest expense – net			226	226
Income before income taxes				$24,543

January 2, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$69,534	$6,678	$—	$76,212
Product revenues	13,634	34,438	—	48,072
Rental income	7,733	18	—	7,751
Total revenues	$90,901	$41,134	$—	$132,035
Operating expenses
Operating costs	64,711	34,269	—	98,980
Operating depreciation and amortization	3,815	3,120	—	6,935
Profit before corporate selling, general, and administrative expenses	$22,375	$3,745	$—	$26,120
Selling, general, and administrative expenses			15,026	15,026
Depreciation and amortization from SG&A			1,270	1,270
Total selling, general, and administrative expenses			$16,296	$16,296
Other expense - net			1,600	1,600
Operating income				8,224
Interest expense - net			411	411
Income before income taxes				$7,813

For the Fiscal Years Ended,

January 1, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$248,121	$14,742	$—	$262,863
Product revenues	45,367	182,370	—	227,737
Rental Income	24,679	$55	—	24,734
Total revenues	$318,167	$197,167	$—	$515,334
Operating expenses
Operating costs	232,837	119,959	—	352,796
Operating depreciation and amortization	10,112	7,886	—	17,998
Profit (loss) before corporate selling, general, and administrative expenses	$75,218	$69,322	$—	$144,540
Selling, general, and administrative expenses			56,987	56,987
Depreciation and amortization from SG&A			5,544	5,544
Total selling, general, and administrative expenses			$62,531	$62,531
Other expense - net			(988)	(988)
Operating income				82,997
Interest expense – net			933	933
Income before income taxes				$82,064

January 2, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$224,123	$21,351	$—	$245,474
Product revenues	42,253	93,925	—	136,178
Rental income	24,216	83	—	24,299
Total revenues	$290,592	$115,359	$—	$405,951
Operating expenses
Operating costs	215,602	106,046	—	321,648
Operating depreciation and amortization	10,863	9,358	—	20,221
Profit (loss) before corporate selling, general, and administrative expenses	$64,127	$(45)	$—	$64,082
Selling, general, and administrative expenses			47,091	47,091
Depreciation and amortization from SG&A			4,342	4,342
Total selling, general, and administrative expenses			$51,433	$51,433
Other income - net			(5,365)	(5,365)
Operating income				18,014
Interest expense - net			1,252	1,252
Income before income taxes				$16,762

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income (loss) Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

(thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income (loss)	$18,124	$5,345	$60,948	$11,937

Interest expense - net	226	411	933	1,252

Provision for income taxes	6,419	2,468	21,116	4,825

Depreciation and amortization	8,373	8,205	23,542	24,563

EBITDA(a)	$33,142	$16,429	$106,539	$42,577

Impairment charges (b)	—	1,446	—	1,446

(Reversal) of provision for loss on class action settlement (c)	—	—	—	(6,502)

Non-cash compensation (d)	1,780	848	5,701	3,197

Retirement costs and severance (e)	82	131	183	921

Costs and asset write-offs associated with site closures (f)	—	38	—	199

Costs associated with business acquisitions (g)	689	—	1,153	—

Adjusted EBITDA (h)	$35,693	$18,892	$113,576	$41,838

(a)	EBITDA represents net (loss) income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Impairment charges mainly associated with the intention to sell the Company's facilities in Wilmington Delaware and Fort Pierce Florida.

(c)	Reversal of a provision for a class action settlement and associated legal fees incurred in a prior fiscal year.

(d)	Non-Cash compensation expenses which are recorded in SG&A.

(e)	Cost associated with severance and other employee separations.

(f)	Cost associated with write-offs related to site closures.

(g)	Acquisition costs associated with business acquisitions which are recorded in SG&A.

(h)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings (loss) and adjusted net earnings (loss) per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings (loss) and adjusted net earnings (loss) per share provide investors and management useful information about the earnings impact from certain non-routine items for the fourth quarter and full year of 2021 compared to the fourth quarter and full year of 2020.

Reconciliation of our Net Earnings (loss) and Net Earnings (loss) Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings (Loss) and Non-GAAP Adjusted Net Earnings (loss) Per Share
(In thousands, except per share data)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021

GAAP net (loss) earnings	$18,124	$5,345	$60,948	$11,937

Impairment charges (a)	—	1,446	—	1,446
Tax effect on impairment charges	—	(194)	—	(367)
(Reversal) of provision for loss on class action settlement (b)	—	—	—	(6,502)
Tax effect on (settlement) reversal and associated legal fees	—	—	—	1,649

Cost and asset write-offs associated with site closures (c)	—	38	—	199
Tax effect on cost and asset write-offs associated with site closures	—	(5)	—	(50)

Severance costs (d)	82	131	183	921
Tax effect on severance costs	(21)	(18)	(47)	(234)
Costs associated with business acquisitions (e)	689	—	1,153	—
Tax effect on business acquisitions costs	(180)	—	(297)	—

Adjusted net earnings	$18,694	$6,743	$61,084	$8,999

GAAP diluted earnings per share	$0.77	$0.23	$2.59	$0.51

Impairment charges per share	—	0.06		0.06
Tax effect on impairment charges	—	(0.01)		(0.02)

(Reversal) of provision for loss on class action settlement per share	—	—	—	(0.28)
Tax effect on class action settlement costs and associated legal fees per share	—	—		0.07
			—
Cost and asset write-offs associated with site closures per share	—	—	—	0.01
Tax effect on cost and asset write-offs associated with site closures per share	—	—	—	—

Severance costs per share	—	0.01	0.01	0.04
Tax effect on severance costs per share	—	—	—	(0.01)

Costs associated with business acquisitions per share	0.03	—	0.05	—
Tax effect on business acquisitions costs per share	(0.01)	—	-0.01	—

Adjusted diluted earnings per share	$0.79	$0.29	$2.63	$0.38

(a) Impairment charges mainly associated with the intention to sell the Company's facilities in Wilmington Delaware and Fort Pierce Florida.
(b) Reversal of a provision for a class action settlement and associated legal fees incurred in a prior fiscal year.

(c) Cost and asset write-offs mainly associated with the closure of the Company’s facility located in Wilmington, Delaware.

(d) Cost associated with severance and other employee separations.
(e) Acquisition costs associated with business acquisitions which are recorded in SG&A.